Exhibit 99.1

CYPRESS PHARMACEUTICAL, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010 AND FOR

THE YEARS THEN ENDED

TOGETHER WITH

INDEPENDENT AUDITOR’S REPORT

CYPRESS PHARMACEUTICAL, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Cypress Pharmaceutical, Inc.

Madison, Mississippi

We have audited the accompanying consolidated balance sheets of Cypress Pharmaceutical, Inc. and Subsidiary (the “Company”) as of December 31, 2011 and 2010, the related consolidated statements of income, stockholders’ equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the accompanying consolidated financial statements have been restated.

/s/ Horne LLP

Ridgeland, Mississippi

January 31, 2012, except for Notes 13 and 15 as to

    which the date is February 5, 2013

CYPRESS PHARMACEUTICAL, INC.

CONSOLIDATED BALANCE SHEETS

	As Restated (Note 15)
	As of December 31,
	2011	2010
ASSETS:
Cash	$138,929	$304,500
Accounts receivable, net	12,789,449	12,784,071
Inventory, net	6,313,380	3,389,600
Refundable income taxes	874,775	—
Deferred tax asset	2,897,000	3,354,000
Other current assets	1,501,601	765,975

Total current assets	24,515,134	20,598,146

Property and equipment	2,043,917	1,889,187
Less: accumulated depreciation	(1,793,765)	(1,632,373)

Property and equipment, net	250,152	256,814

Other assets	290,356	838,206

Total assets	$25,055,642	$21,693,166

LIABILITIES:
Accounts payable	$1,721,689	$1,118,033
Accrued expenses	14,441,882	14,815,428
Subordinated debt	—	6,000,000
Borrowings on line of credit	6,825,000	—

Total current liabilities	22,988,571	21,933,461

Deferred tax liability	—	25,000

Total long-term liabilities	—	25,000

Total liabilities	22,988,571	21,958,461

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock - $0.01 par value;
100,000 shares authorized;
14,479 and 14,053 shares issued and outstanding in 2011 and 2010, respectively	145	140
Preferred stock
Redeemable Preferred Stock: $0.01 par value 7,000 shares authorized; none issued and outstanding	—	—
Series A-1 Convertible Preferred Stock: 6,650 shares authorized, issued and outstanding; and Series A-2 Convertible Preferred Stock: 350 shares authorized, issued and outstanding	30,000,000	30,000,000
Notes receivable - restricted common stock	(1,617,573)	(1,514,002)
Additional paid in capital	1,617,558	1,513,992
Retained earnings (deficit)	(27,933,059)	(30,265,425)

Total stockholders’ equity (deficit)	2,067,071	(265,295)

Total liabilities and stockholders’ equity (deficit)	$25,055,642	$21,693,166

The accompanying notes are an integral part of these consolidated financial statements.

CYPRESS PHARMACEUTICAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

	As Restated (Note 15)
	Year Ended December 31,
	2011	2010
Sales, gross
Generic products	$68,495,041	$62,611,811
Branded products	37,155,484	26,062,352

	105,650,525	88,674,163
Sales deductions	(52,877,357)	(41,292,078)

Sales, net	52,773,168	47,382,085
Cost of Sales	21,260,142	20,141,818

Gross Profit	31,513,026	27,240,267
Selling, General and Administrative Expenses:
Payroll and related costs	12,128,708	9,224,911
Selling	7,507,480	5,835,040
Freight and supplies	1,310,194	1,074,678
Facility and equipment	668,293	623,445
Product development	3,270,327	3,273,345
Other	1,635,965	2,080,587

	26,520,967	22,112,006
Depreciation and amortization expense	326,642	357,935

Total Operating Expenses	26,847,609	22,469,941

Operating Income	4,665,417	4,770,326
Interest expense	924,500	987,500

Income Before Income Tax Expense	3,740,917	3,782,826
Income tax expense	1,408,551	1,551,431

Net Income	$2,332,366	$2,231,395

The accompanying notes are an integral part of these consolidated financial statements.

CYPRESS PHARMACEUTICAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

							As Restated (Note 15)
	Common Stock		Preferred Stock		Note Receivable Restricted	Additional	Retained
	Shares	Value	Shares	Value	Common Stock	Paid in Capital	Earnings (Deficit)	Total
Balance, January 1, 2010	14,045	$140	7,000	$30,000,000	$(1,454,374)	$1,454,364	$(32,496,820)	$(2,496,690)

Net income	—	—	—	—	—	—	2,231,395	2,231,395

Interest on notes receivable - restricted common stock	—	—	—	—	(58,828)	58,828	—	—

Issuance of restricted common stock	8	—	—	—	—	800	—	800
Notes receivable - restricted common stock	—	—	—	—	(800)	—	—	(800)

Balance, December 31, 2010	14,053	$140	7,000	$30,000,000	$(1,514,002)	$1,513,992	$(30,265,425)	$(265,295)

Net income	—	—	—	—	—	—	2,332,366	2,332,366

Interest on notes receivable - restricted common stock	—	—	—	—	(60,971)	60,971	—	—

Issuance of restricted common stock	426	5	—	—	—	42,595	—	42,600
Notes receivable - restricted common stock	—	—	—	—	(42,600)	—	—	(42,600)

Balance, December 31, 2011	14,479	$145	7,000	$30,000,000	$(1,617,573)	$1,617,558	$(27,933,059)	$2,067,071

The accompanying notes are an integral part of these consolidated financial statements.

CYPRESS PHARMACEUTICAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	As Restated (Note 15)
	Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,332,366	$2,231,395
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	161,392	165,935
Amortization expense	165,250	192,000
Provision for losses on accounts receivable	—	30,000
Provision for losses on inventory	(150,000)	—
Write-off of certain accounts receivable	—	—
Provision for deferred income taxes	307,000	2,845,496
Change in assets and liabilities:
Increase in accounts receivable	(5,378)	(2,458,547)
(Increase) decrease in inventory	(2,773,780)	2,823,718
Increase in other assets	(228,026)	(553,804)
(Increase) decrease in refundable income taxes	(874,775)	576,885
Increase (decrease) in accounts payable	603,656	(784,662)
(Decrease) increase in accrued expenses	(373,546)	939,570

Net cash (used in) provided by operating activities	(835,841)	6,007,986

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(154,730)	(117,972)

Net cash used in investing activities	(154,730)	(117,972)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings (repayments) on line of credit, net	6,825,000	(5,587,200)
Borrowings (repayments) under subordinated debt	(6,000,000)	—

Net cash provided by (used in) financing activities	825,000	(5,587,200)

NET INCREASE (DECREASE) IN CASH	(165,571)	302,814
CASH, BEGINNING OF YEAR	304,500	1,686

CASH, END OF YEAR	$138,929	$304,500

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,150,792	$998,679

Cash paid (refunded) for income taxes	$2,717,000	$(2,611,622)

Supplemental schedule of noncash financing activities:
Issuance of restricted stock for notes receivable	$42,600	$800

The accompanying notes are an integral part of these consolidated financial statements.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

1.	NATURE OF BUSINESS

Cypress Pharmaceutical, Inc. (the “Company”) was incorporated under the laws of the State of Mississippi in 1993 and began operations shortly thereafter. The Company is a specialty pharmaceutical company that develops, acquires and markets branded and generic pharmaceutical products through its two operating divisions:

•

Cypress Pharmaceutical (“Cypress”), which develops and markets niche generic pharmaceuticals that offer the consumer a valuable generic alternative for a broad group of therapeutic categories and in a variety of dosage forms; and

•

Hawthorn Pharmaceuticals (“Hawthorn”), which develops and markets the Company’s branded products under the Hawthorn label. Hawthorn, which began operations in 1998, markets its line of products to physicians through its nationwide sales force. In January 2003, the Company formed a wholly-owned subsidiary, Hawthorn Pharmaceuticals, Inc., through which its activities are conducted.

The Company’s products are sold primarily to national drug wholesalers and national drugstore chains.

2.	RECAPITALIZATION

On November 26, 2003, the Company completed a recapitalization (the “Recapitalization”) pursuant to which TA Associates (“TA”) acquired a minority interest in the Company. In connection with the Recapitalization, the Company received $30,000,000 in equity financing from TA, consisting of $30,000,000 of Series A-1 10 percent Convertible Preferred Stock (“Series A-1 Preferred Stock”) and Series A-2 10 percent Convertible Preferred Stock (“Series A-2 Preferred Stock”). Both the Series A-1 Preferred Stock and Series A-2 Preferred Stock are convertible into Redeemable Preferred Stock (see Note 12). The Company also incurred indebtedness of $35,000,000, consisting of $23,000,000 of variable rate Senior Debt and $12,000,000 of 12 percent Subordinated Debt.

Immediately prior to the Recapitalization, the Company affected a twenty for one stock split whereby the 1,000 previously outstanding shares of common stock were split into 20,000 shares. As part of the Recapitalization, the net proceeds from the sale of the Series A-1 and Series A-2 Convertible Preferred Stock and the issuance of the Senior Debt and the Subordinated Debt were used to redeem 7,000 shares of common stock for an aggregate redemption price of $57,213,931 and to repay all of the Company’s outstanding bank debt.

The Recapitalization was accounted for as a leveraged recapitalization such that the Company’s assets and liabilities remained at their historical bases for financial reporting purposes. Upon consummation of the Recapitalization, the Company converted from an S corporation to a C corporation for federal income tax purpose.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

The effects of the Recapitalization on stockholders’ equity (deficit) are summarized as follows:

Redemption and distribution to common stockholders	$57,213,931
Legal, accounting, travel and other transaction costs	780,000

Total reduction in stockholders’ equity	$57,993,931

An equity incentive plan was established as part of the Recapitalization whereby 1,053 shares of common stock were reserved for awards to be granted and/or sold to employees of the Company. The plan was amended in December 2010 to add 2,106 shares of common stock to the plan that the Company can issue. No specific criteria have been established for awards under the plan. The Company has issued to employees under the plan as restricted common stock (the “Restricted Common Stock”) 1,479 and 1,053 shares as of December 31, 2011 and 2010, respectively. The Restricted Common Stock was sold to the employees at current estimated fair value and the Company loaned the employees $1.21 million to purchase the Restricted Common Stock. The notes receivable bear interest at 5 percent and are due at various dates between 2014 and 2017. Interest in the amounts of $405,423 and $344,452 had accrued on the notes at December 31, 2011 and 2010, respectively. The Restricted Common Stock vests over 3 years and contains certain restrictions, including the ability of the employee to sell or transfer the Restricted Common Stock and the right of the Company to repurchase the Restricted Common Stock from the employees under certain conditions.

3.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Hawthorn Pharmaceuticals, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates include the allowance for doubtful accounts, reserves for inventory obsolescence and provisions for sales allowances, returns, losses and rebates. Actual results could differ from those estimates. See discussion under Sales and Sales Deductions below.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

Receivables

The Company reports trade receivables at net realizable value. In the normal course of business, the Company extends credit to its customers on a short-term basis and generally does not require collateral. Management determines the allowance for doubtful accounts based on historical losses and current economic conditions. On a continuing basis, management analyzes delinquent receivables and once these receivables are determined to be uncollectible, they are written off through a charge against an existing allowance account or against earnings.

Inventory

Inventory is stated at the lower-of-cost or market on an average cost basis. Reserves for excess, slow moving or obsolete inventory are established when management becomes aware of an impairment in a product’s marketability due to changes in formulation, market demand and conditions or other factors. Such reserves are established based upon the difference between the product’s cost and management’s estimate of its net realizable value.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets. Maintenance and repairs are charged to expense. Major improvements are capitalized. Items sold or retired are removed, with the resulting gain or loss included in current operations. Estimated useful lives of assets by equipment category are as follows:

Computer equipment – 2 to 5 years

Warehouse equipment – 5 to 7 years

Furniture and fixtures – 5 to 7 years

Leasehold improvements – 7 years

Impairment of Long-Lived Assets

The Company regularly evaluates the carrying value of its long-lived assets, for events or changes in circumstances which indicate that the carrying value may not be recoverable. As part of this evaluation, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposal. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized through a charge to operations.

License Agreements and Product Rights

In July 2008, the Company entered into an agreement with Pharmaceutical Associates, Inc. (“PAI”), granting the Company an exclusive license for a term of 3 years to market and distribute a hydrocodone and acetaminophen oral solution product in the U.S. that was approved by the FDA in April 2008. The Company has since commenced marketing and distribution of this product, labeled Zamicet, with the Company’s sales force. The Company paid $250,000 to PAI for these rights, which are being amortized over the term of the agreement upon commencement of marketing. Additionally, the Company agreed to pay to PAI a royalty on the product’s net sales excluding cost of sales and marketing costs. PAI has exclusive manufacturing rights to the product. In 2011, the agreement was automatically renewed for a one-year term.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

In August 2008, the Company entered into a second agreement with PAI, granting the Company an exclusive license for a term of 3 years to market and distribute a prednisolone sodium phosphate oral solution product in the U.S. that was approved by the FDA in June 2008. The Company has since commenced marketing and distribution of this product, labeled Veripred 20, with the Company’s sales force. The Company paid $250,000 to PAI for these rights, which are being amortized over the term of the agreement upon commencement of marketing. Additionally, the Company agreed to pay to PAI a royalty on the product’s net sales excluding cost of sales and marketing costs. PAI has exclusive manufacturing rights to the product. In 2011, the agreement was automatically renewed for a one-year term.

In October 2008, the Company entered into an agreement with Amneal Pharmaceuticals LLC (“Amneal”), granting the Company an exclusive license for a term of 4 years to market and distribute a hydrocodone and ibuprofen tablet product in three different strengths in the U.S. that was approved by the FDA in October 2007 for two strengths and March 2004 for one strength. The Company has since commenced marketing and distribution of this product, labeled Reprexain, with the Company’s sales force. The Company paid $100,000 to Amneal for these rights, which are being amortized over the term of the agreement upon commencement of marketing. Additionally, the Company agreed to pay to Amneal a royalty on the product’s net sales excluding cost of sales and marketing costs. Amneal has exclusive manufacturing rights to the product.

The following table reflects the components of these rights, included in other assets, as of December 31, 2011:

	Gross Amount	Accumulated Amortization	Net Amount
Licensing rights	$600,000	$(575,600)	$24,400

The following is a schedule by year of future minimum amortization related to the Company’s other intangible assets at December 31, 2011:

2012	$24,400

Income Taxes

From the inception of the corporation, the Company operated as an S corporation. Under this election, the taxable income of the Company was passed through to the individual stockholders, thus no provision or liability for income taxes was provided for financial reporting purposes.

Upon consummation of the Recapitalization, the Company converted from an S corporation to a C corporation. Subsequent to the Recapitalization, income taxes are accounted for under the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when it is more likely than not that some portion or the entire deferred tax asset will not be realized.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

The effect of temporary differences between the tax basis of assets and liabilities and the carrying value of such items for financial reporting purposes resulted in the establishment of a net deferred tax asset of $1,700,000 and $2,150,000 at December 31, 2011 and 2010, respectively.

Sales and Sales Deductions

The Company recognizes revenue from product sales upon passage of title and risk of loss to customers. Accordingly, revenue is recognized when all of the following occur: a purchase order is received from a customer; title and risk of loss pass to the Company’s customer upon shipment of the merchandise under the terms of FOB shipping point; prices and estimated sales provisions for product returns, sales rebates, chargebacks, payment discounts and other promotional allowances are reasonably determinable; and the customer’s payment ability has been reasonably assured.

Concurrently with the recognition of revenue, the Company records estimated sales provisions for product returns, sales rebates, chargebacks, payment discounts and other sales allowances. Sales provisions are established based upon consideration of a variety of factors, including but not limited to, historical relationship to revenues, historical payment and return experience, customer rebate arrangements and current contract sales terms with wholesale and indirect customers. The following briefly describes the nature of each provision and how such provisions are estimated.

•	Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon shipment utilizing historical customer payment experience.

•

Sales rebates are offered to certain customers to promote customer loyalty and encourage greater product sales. These rebate programs provide that, upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives either credit against purchases or cash payment. Other promotional programs are incentive programs periodically offered to customers. Due to the nature of these programs, the Company is able to estimate provisions for rebates and other promotional programs based on specific terms in each agreement at the time of shipment along with management’s estimate of the customer’s purchases over the specified period.

•

Consistent with common industry practices, the Company has agreed to terms with its customers to allow them to return a product that is within a certain period of the product’s expiration date. Upon shipment of product to customers, the Company provides for an estimate of product to be returned. This estimate is determined by applying a historical relationship of products returned to products sold and market conditions including but not limited to the reformulation of products.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

•

Generally, the Company provides credits to customers for decreases that are made to selling prices for the value of inventory that is owned by customers at the date of the price reduction. The Company has not contractually agreed to provide price adjustment credits to its customers; instead, the Company issues price adjustment credits at its discretion. Price adjustment credits are estimated at the time the price reduction occurs. The amount is calculated based on an estimate of customer inventory levels.

•

The Company has arrangements with certain parties establishing prices for the Company’s products for which the parties independently select a wholesaler from which to purchase. Such parties are referred to as indirect customers. A chargeback represents the difference between the Company’s invoice price to the wholesaler and the indirect customer’s contract price, which is lower. Provisions for estimating chargebacks are calculated primarily using historical chargeback experience, contract pricing and sales information provided by wholesalers and chains, among other factors.

Actual product returns, chargebacks and other sales allowances incurred are, however, dependent upon future events and may be different than the Company’s estimates. The Company continually monitors the factors that influence sales allowance estimates and makes adjustments to these provisions when management believes that actual product returns, chargebacks and other sales allowances may differ from established allowances.

In 2010, the U.S. Food and Drug Administration (“FDA”) took specific actions impacting certain branded and generic products of the Company. On March 3, 2011, the FDA announced its intent to remove certain unapproved prescription cough, cold, and allergy products from the U.S. market. Manufacturing of the affected products was required to be discontinued by June 1, 2011 and the discontinuation of shipments by August 30, 2011. The Company complied with these actions; however, as a result of the action, actual product returns during 2011 and 2010 exceeded the estimates established by management. The changes in estimates for the excess of actual returns over management’s estimates were expensed in the period such amounts were determined.

Shipping and Handling Costs

Shipping and handling costs are included in selling, general and administrative expenses in the accompanying consolidated statements of income. Shipping and handling costs were $1,137,638 and $1,007,717 for the years ended December 31, 2011 and 2010, respectively.

Product Development Costs

Product development costs, including internal costs and costs contracted with third parties, are expensed in the period incurred.

The Company’s product development expenses consist primarily of costs to develop formulations, prepare documents for submission, engage contract research organizations to conduct clinical studies, test products under development, engage legal, medical and regulatory consultants and application user fees to the FDA. Products under development primarily include abbreviated new drug applications (“ANDAs”) and Section 505(b)(1) and 505(b)(2) new drug applications (“NDAs”).

An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. ANDA applicants are not required to conduct or submit results of pre-clinical or clinical tests to prove the safety or effectiveness of their drug product, other than

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug. There is no application fee associated with an ANDA, although legislation is pending to enact such fees beginning in late 2012.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

Section 505(b)(2) NDA filings enable the applicant to rely, in part, on the safety and efficacy data of an existing product, or published literature, in support of its application. Section 505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of a NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon certain preclinical or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant. Under federal law, the submission of most NDAs is additionally subject to an application user fee known as the prescription drug user fee act (“PDUFA”), currently $1,841,500, and the manufacturer and/or sponsor under an approved new drug application are also subject to annual product and establishment fees. Product and establishment fees for fiscal 2011 have been expensed as incurred as product development expense. Product and establishment fees assessed for fiscal 2012 totaling $718,040 are included in other current assets on the consolidated balance sheet and will be amortized through September 30, 2012.

Advertising

The Company’s policy is to expense the cost of advertising the first time the advertising takes place. Advertising expense was $99,404 and $14,218 for the years ended December 31, 2011 and 2010, respectively. The Company distributes product samples to health care professionals as part of Hawthorn’s sales and marketing efforts. Samples are included in inventory and are expensed when issued to sales representatives for distribution. Samples expense was $1,183,530 and $1,033,534 for the years ended December 31, 2011 and 2010, respectively, and is included in selling expenses in the accompanying consolidated statements of income. Samples inventory was $182,323 and $311,642 at December 31, 2011 and 2010, respectively.

Fair Value Measurements

FASB ASC Topic 820, Fair Value Measurements, (“ASC Topic 820”) defines fair value, establishes a framework and hierarchy for measuring fair value and expands the related disclosure requirements. ASC Topic 820 indicates that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability based upon an exit price model.

FASB ASC Topic 825, The Fair Value Option for Financial Assets and Financial Liabilities (“ASC Topic 825”) allows entities to choose to measure financial instruments and certain other items at fair value at specified election dates. Under this standard, an entity is required to report unrealized gains and losses on items for which the fair value option has been elected in earnings.

The Company considers the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and borrowings on line of credit to approximate fair value due to the short maturity of these instruments. As allowed by ASC Topic 825, management has not elected fair value accounting for any financial asset or liability not previously accounted for at fair value.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

4.	ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following at December 31, 2011 and 2010:

	2011	2010
Accounts receivable	$13,422,356	$13,416,978
Allowance for doubtful accounts	(632,907)	(632,907)

	$12,789,449	$12,784,071

Concentration of credit risk associated with these receivables consists primarily of the large percentage due from a small number of national wholesalers and drug store chains. During the year ended December 31, 2011, sales to three customers accounted for approximately 78 percent of total sales and 70 percent of accounts receivable as of December 31, 2011, with each of these customers individually representing more than 10 percent of total sales. During the year ended December 31, 2010, sales to three customers accounted for approximately 79 percent of total sales and 76 percent of accounts receivable as of December 31, 2010, with each of these customers individually representing more than 10 percent of total sales.

5.	INVENTORY

Inventory consisted of the following at December 31, 2011 and 2010:

	2011	2010
Finished goods	$5,851,597	$3,405,900
Other – samples, bulk, packaging materials	1,011,783	683,700
Reserve for obsolescence	(550,000)	(700,000)

	$6,313,380	$3,389,600

6.	ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2011 and 2010:

	2011	2010
Accrued customer rebates	$2,523,223	$2,565,994
Accrued Medicaid rebates	510,032	845,238
Accrued chargebacks	1,911,981	2,439,130
Reserve for returned products and other sales allowances	6,604,300	6,238,442
Accrued interest	10,697	236,990
Accrued payroll	266,506	207,112
Accrued royalties	881,005	787,706
Income taxes payable	—	740,672
Accrued coupons expense	676,388	17,023
FDA annual product and establishment fees	670,240	—
Other	387,510	737,121

	$14,441,882	$14,815,428

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

7.	BORROWINGS ON LINE OF CREDIT

The Company’s debt consisted of the following at December 31, 2011 and 2010:

	2011	2010
Revolving line of credit facility	$6,825,000	$—
Subordinated debt	—	6,000,000

Total debt	$6,825,000	$6,000,000

In September 2006 and as amended in October 2008, March 2009, August 2009 and August 2010, the Company entered into a collateralized revolving line of credit agreement with a borrowing limit of $10,000,000 (the “Bank Line of Credit”). The Bank Line of Credit matures April 30, 2012 and bears interest at a variable rate of one-month LIBOR plus 3.5 percent subject to a minimum rate of 4.25 percent. The rate at December 31, 2011 and 2010 was 4.25 and 6 percent, respectively. The Bank Line of Credit is collateralized by all assets of the Company. The Bank Line of Credit agreement includes financial covenants that the Company must comply with, including a maximum funded debt to tangible net worth ratio and a minimum tangible net worth provision. As the result of the restatement adjustments described in Note 15, the Company was not in compliance with the tangible net worth requirements at December 31, 2011 and 2010. The Bank Line of Credit was paid in full and the agreement was terminated in connection with the acquisition of the Company described in Note 13. The balance on the Bank Line of Credit at December 31, 2011 and 2010 was $6,825,000 and $0, respectively, and is due at maturity. The Company had available credit under the Bank Line of Credit of $3,175,000 at December 31, 2011.

In August 2009, the Company borrowed the principal amount of $6,000,000 under a subordinated note agreement (the “Subordinated Debt”) with certain shareholders. The subordinated Debt was due December 2011, included interest at 15 percent per year and was subordinate to the Bank Line of Credit. Interest was paid quarterly. The Subordinated Debt was paid in full in December 2011 using proceeds from borrowings on the Bank Line of Credit.

8.	LEASE COMMITMENTS

The Company leases its warehouse and corporate office facilities under a ten-year lease agreement extending through June 2014. The Company leases other equipment and data services under operating leases with maturities ranging from one to five years. Rent expense for the years ended December 31, 2011 and 2010 was $423,421 and $430,195, respectively. Future minimum payments under non-cancelable operating leases are as follows:

Year Ending December 31,
2012	$570,529
2013	545,461
2014	284,125
2015	1,410
2016	—

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

9.	RETIREMENT PLAN

During 1999, the Company established the Cypress Pharmaceutical Retirement Plan, which qualifies under Section 401(k) of the Internal Revenue Code for the benefit of substantially all full-time employees with over three months of service with the Company. The Company elected safe harbor rules for the plan effective January 1, 2007. The Company matches 100 percent of the first 3 percent of eligible compensation that a participant contributes to the plan and 50 percent of the next 2 percent that a participant contributes.

Company contributions beyond this amount are discretionary. Employees become fully vested in the Company contributions after three years of employment. Company contributions to the retirement plan were $230,660 and $207,191 for the years ended December 31, 2011 and 2010, respectively.

10.	INCOME TAXES

The current and deferred federal and state income tax expense for 2011 and 2010 are as follows.

	2011	2010
Current
Federal	$893,776	$(1,469,802)
State	207,775	175,737

	1,101,551	(1,294,065)
Deferred	307,000	2,845,496

	$1,408,551	$1,551,431

The difference between the actual provision for income taxes and the expected provision based on federal income taxes at the statutory rates results from state income taxes, nondeductible expenses and research and development tax credits. As a result of federal tax law changes, the Company was able to carryback the federal net operating losses generated in fiscal 2009 and prior to a period beyond three years. The carryback resulted in an immediate utilization of the federal net operating losses and a reduction in the deferred tax asset in fiscal 2010.

As of December 31, 2011, the tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts are as follows:

	Deferred tax asset (liability)
	Current	Non-current
Fixed asset basis differences	$—	$(45,000)
Intangibles	—	170,000
Net operating loss and credit carryforwards	460,000	—
Reserves for inventory and returns	2,327,000	—
Reserves for receivables and other	110,000	—

Net deferred tax asset (liability)	$2,897,000	$125,000

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

As of December 31, 2010, the tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts are as follows:

	Deferred tax asset (liability)
	Current	Non-current
Fixed asset basis differences	$—	$(25,000)
Net operating loss and credit carryforwards	950,000	—
Reserves for inventory and returns	2,237,000	—
Reserves for receivables and other	167,000	—

Net deferred tax asset (liability)	$3,354,000	$(25,000)

If not utilized, the net operating loss carryforwards will expire in 2029. The Company believes it is more-likely-than-not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if actual future taxable income during the carryforward period is less than estimates.

The Company had no significant unrecognized tax liabilities or benefits at December 31, 2011 and 2010. Accordingly, the Company does not have any interest or penalties related to uncertain tax positions. However, if interest or penalties were to be incurred related to uncertain tax positions, such amounts would be recognized in income tax expense. Tax periods for years 2006 through 2010 remain open to examination by the federal and state taxing jurisdictions to which the Company is subject.

11.	CONTINGENCIES

The Company is subject to legal proceedings and claims, which arise in the ordinary course of business. Currently, the Company is not subject to any pending, threatened or asserted legal proceedings or claims which the Company believes will have a material impact on the Company’s fiscal condition or results of operations.

The Company currently carries product liability coverage of $50 million in the aggregate on a “claims made” basis. There is no assurance that the Company’s present insurance will cover any potential claims that may be asserted in the future.

12.	SERIES A CONVERTIBLE PREFERRED STOCK

On November 26, 2003, the Corporation issued shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) with an aggregate face value of $30,000,000 (either the “Series A Face Value” or the “Redeemable Preferred Face Value”) (“Preferred Stock”). The rights, preferences and privileges of the Series A Preferred Stock are as follows:

Dividends

Dividends are cumulative and accrue at a rate of 10 percent per annum, compounded annually.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

Conversions

Each share of Series A Preferred Stock is convertible into one share of Common Stock and one share of Redeemable Preferred Stock, subject to adjustments based upon the then applicable conversion rates. Conversion shall take place (i) upon the voluntary election of the holders of not less than 66 2/3 percent of the voting power of the outstanding shares of Series A Preferred Stock or (ii) automatically upon the closing of a Qualified Public Offering, as described in the Company’s Articles of Incorporation.

Voting Rights

Generally, each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock is then convertible. Holders of Series A Preferred Stock are entitled to elect two of the Corporation’s directors; provided, however, at such time as any shares of Series A Preferred Stock and Redeemable Preferred Stock are both outstanding, the holders of Series A Preferred Stock shall be entitled to elect only one of the Corporation’s Directors, while the holders of Redeemable Preferred Stock are entitled to elect the other director.

Liquidation Preference

In the event of an Extraordinary Transaction, a Qualified Public Offering or a Liquidation Event as defined in the Company’s Articles of Incorporation, Series A Preferred Stock and Redeemable Preferred Stock shall have the following liquidation preferences:

Series A Preferred Stock:

The holders of Series A Preferred Stock are entitled, before distribution to any common stockholders, to an amount equal to the greater of (i) Series A Face Value plus any accrued and unpaid dividends or (ii) based upon an “as converted” basis, the adjusted liquidation preference amount of Redeemable Preferred Stock, including any accrued and unpaid dividends, plus the liquidation value of the Common Stock being received. Accumulated unpaid dividends totaled $64.8 and $58.9 million at December 31, 2011 and 2010, respectively.

Redeemable Preferred Stock:

The holders of Redeemable Preferred Stock are entitled, before distribution to any common stockholders, to an amount equal to the Redeemable Preferred Face Value plus any accrued and unpaid dividends; provided however, the liquidation preference amount of the Redeemable Preferred Stock is subject to adjustment based upon the liquidation value of the Common Stock being received. In no event shall the liquidation preference amount of the Redeemable Preferred Stock be greater than the Redeemable Preferred Face Value plus any accrued but unpaid dividends.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

Redemption

Series A Preferred Stock:

At any time on or after November 26, 2009, the holders of not less than 66 2/3 percent of the voting power of the outstanding shares of Series A Preferred Stock may elect to have the shares redeemed by the Corporation in an amount equal to the Series A Face Value plus accrued and unpaid dividends, payable in three annual installments. No such election to redeem the Series A Preferred Stock has been made.

In the event of an Extraordinary Transaction or a Liquidation Event as defined in the Company’s Articles of Incorporation, Series A Preferred Stock shall be redeemed for an amount equal to the greater of (i) Series A Face Value plus any accrued and unpaid dividends or (ii) based upon an “as converted” basis, the adjusted redemption amount of Redeemable Preferred Stock, including any accrued but unpaid dividends, plus the liquidation value of the Common Stock being received.

Redeemable Preferred Stock:

At any time on or after November 26, 2009, the holders of not less than 66 2/3 percent of the voting power of the outstanding shares of Redeemable Preferred Stock may elect to have the shares redeemed by the Corporation in an amount equal to the Redeemable Preferred Face Value plus accrued and unpaid dividends, payable in three annual installments. In the case of the voluntary redemption of Redeemable Preferred Stock, the shares of Common Stock issued upon the conversion of the Series A Preferred Stock are cancelled.

In the event of an Extraordinary Transaction, a Qualified Public Offering or a Liquidation Event as defined in the Company’s Articles of Incorporation, Redeemable Preferred Stock shall be redeemed for an amount equal to the Redeemable Preferred Face Value plus any accrued and unpaid dividends; provided however, the redemption amount required for the Redeemable Preferred Stock is subject to adjustment based upon the price or liquidation value of the Common Stock being received. In no event shall the redemption amount of the Redeemable Preferred Stock be greater than the Redeemable Preferred Face Value plus any accrued but unpaid dividends.

13.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through January 31, 2012, except for the information disclosed in Note 13 and Note 15 which is as of February 5, 2013.

On December 31, 2012, Pernix Therapeutics Holdings, Inc. (“Pernix”) completed the acquisition of the Company through the purchase of all the Cypress’ outstanding capital stock. Under the terms of the Securities Purchase Agreement, as amended, (the “Purchase Agreement”), the stockholders of the Company received $52,000,000 in cash and $34,000,000 in shares of common stock of Pernix at closing. The stockholders of the Company will receive up to $6,500,000 in cash on December 15, 2013 and an additional $4,500,000 will be held as escrow under the terms of the Purchase Agreement. The stockholders of the Company will receive up to an additional $5,000,000 upon the occurrence of certain milestone events, as defined, which may be paid in cash, shares of common stock of Pernix, or a combination thereof.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

In connection with the acquisition of the Company by Pernix, holders of the Preferred Stock agreed to amend the terms thereof whereby they received $30,000,000 million in total satisfaction of the liquidation preferences including payment of accumulated and unpaid dividends. The total payment of $30,000,000 is included in the cash proceeds received at closing.

On April 30, 2012, the Company renewed the Bank Line of Credit under similar terms with a maturity date of April 30, 2013. The Bank Line of Credit was paid in full and the agreement was terminated in connection with the acquisition of the Company by Pernix.

In connection with the reissuance of the accompanying financial statements, the Company reclassified certain Medicaid rebates and distribution fees from selling and freight and supplies expense to sales deductions in order to more properly reflect the nature of such expenses in the accompanying statements of income for the years ended December 31, 2011 and 2010. The reclassification adjustments had no effect on previously reported net income.

14.	SEGMENT DISCLOSURE

The Company has adopted ASC Topic 280, Segment Reporting, which requires reporting and disclosure for operating segments. The following information is provided in accordance with the requirements of this statement.

CYPRESS PHARMACEUTICAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010

AND FOR THE YEARS THEN ENDED

(As Restated)

The reportable segments of the Company are its generic pharmaceutical product operations (Cypress) and branded pharmaceutical product operations (Hawthorn). Segment profits are measured based on income before taxes and are determined based on each segment’s direct sales and expenses. An allocation of corporate costs includes percentage of combined sales, due to/from balances, utilization of space and resources, etc. There were no intersegment sales during the periods presented. Intersegment receivables are excluded from identifiable assets within each segment.

	Year Ended December 31,	Cypress (Generic Operations)	Hawthorn (Branded Operations)	Combined
Net sales	2011	$28,681,159	$24,092,009	$52,773,168
	2010	$27,945,417	$19,436,668	$47,382,085

Income (loss) before taxes	2011	$2,158,240	$1,582,677	$3,740,917
	2010	$2,175,252	$1,607,574	$3,782,826

Total assets	2011	$15,297,027	$9,758,615	$25,055,642
	2010	$14,489,236	$7,203,930	$21,693,166

Fixed asset additions	2011	$36,154	$118,576	$154,730
	2010	$102,957	$15,015	$117,972

Depreciation and Amortization	2011	$121,757	$204,885	$326,642
	2010	$104,374	$253,561	$357,935

15.	RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In connection with the acquisition of the Company by Pernix, the Company’s management has performed an extensive review of its accounting policies, procedures and practices used to estimate its reserve for product returns subsequent to the issuance of its December 31, 2011 consolidated financial statements. Based upon this review, the Company determined that its reserve for product returns calculations as of January 1, 2010 and for the years ended December 31, 2011 and 2010 required adjustment to fully reflect historical and expected product return rates. Accordingly, the previously issued consolidated financial statements as of and for the years ended December 31, 2011 and 2010 have been restated to include an increase to accrued expenses of $3,205,732 and $2,833,417 at December 31, 2011 and 2010, respectively. The Company also determined that it required adjustment to fully reflect accrued employee vacation resulting in restatement adjustments to increase accrued expenses by $250,000 at December 31, 2011 and 2010 and January 1, 2010.

The restatement adjusts adjusted opening retained earnings (deficit) as of January 1, 2010 in the accompanying consolidated statements of stockholders’ equity (deficit) as follows:

Retained earnings (deficit), as originally reported	$(30,427,263)
Increase reserve for product returns	(3,101,557)
Increase accrued vacation	(250,000)
Income tax effect	1,282,000

Retained earnings (deficit), as adjusted	$(32,496,820)

The restatement adjustments increased (decreased) net income previously reported as follows:

	Years ended December 31,
	2011	2010

Provision for product returns	$(372,315)	$268,091
Accrued vacation	—	—
Income tax effect	143,000	(102,951)

Net increase (decrease) in net income from restatement adjustments	$(229,315)	$165,140

The impact of the restatements on each line item of the Company’s consolidated balance sheets as of December 31, 2011 and 2010 and statements of income for the years then ended are detailed in the tables below:

Consolidated Balance Sheets

	December 31, 2011		December 31, 2010
	Previously Reported	Restated	Previously Reported	Restated

Deferred income taxes	$1,575,000	$2,897,000	$2,175,000	$3,354,000
Total current assets	23,193,134	24,515,134	19,419,146	20,598,146
Total assets	23,733,642	25,055,642	20,514,166	21,693,166
Accrued expenses	10,986,150	14,441,882	11,732,011	14,815,428
Total current liabilities	19,532,839	22,988,571	18,850,044	21,933,461
Total liabilities	19,532,839	22,988,571	18,875,044	21,958,461
Retained earnings (deficit)	(25,799,327)	(27,933,059)	(28,361,008)	(30,265,425)
Total stockholders’ equity (deficit)	4,200,803	2,067,071	1,639,122	(265,295)
Total liabilities and stockholders’ equity (deficit)	23,733,642	25,055,642	20,514,166	21,693,166

Consolidated Statements of Income

	Year ended		Year ended
	December 31, 2011		December 31, 2010
	Previously Reported	Restated	Previously Reported	Restated

Sales deductions	$(52,505,042)	$(52,877,357)	$(41,560,169)	$(41,292,078)
Sales, net	53,145,483	52,773,168	47,113,994	47,382,085
Gross profit	31,885,341	31,513,026	26,972,176	27,240,267
Operating income	5,037,732	4,665,417	4,502,235	4,770,326
Income before income tax expense	4,113,232	3,740,917	3,514,735	3,782,826
Income tax expense	1,551,551	1,408,551	1,448,480	1,551,431
Net income	2,561,681	2,332,366	2,066,255	2,231,395

The statements of cash flows for the years ended December 31, 2011 and 2010 have been adjusted for the restatement adjustments. The only impacts on the statements of cash flows are the non-cash changes in accrued expenses and deferred income taxes and did not change cash flows from operating, investing or financing activities for the periods presented.